Exhibit 10.122

INDEX OF CLOSING DOCUMENTS

1.	Master Loan Documents Modification Agreement

2.	2004 Renewal Term Loan Note

3.	Certified Copy of Authorizing Resolution of Borrower

4.	Certified Copy of Authorizing Resolution of Astrotech Space Operations, Inc.

5.	Certified Copy of Authorizing Resolution of SPACEHAB, INC.

6.	Closing Statement

FIRST MASTER LOAN DOCUMENTS MODIFICATION AGREEMENT

THIS FIRST MASTER LOAN DOCUMENTS MODIFICATION AGREEMENT (“Agreement”), dated as of January 29, 2004, is entered into by and between SOUTHTRUST BANK, an Alabama banking corporation (the “Bank”), ASTROTECH FLORIDA HOLDINGS, INC., a Florida corporation (the “Borrower”), and ASTROTECH SPACE OPERATIONS, INC. and SPACEHAB INCORPORATED (collectively, the “Guarantors”).

The parties enter into this Agreement on the basis of the following facts and understandings:

A. The Borrower and the Bank are parties to a Credit Agreement dated as of August 30, 2001 (the “Credit Agreement”) and related documents executed concurrently therewith as part of the same transaction (together with the Credit Agreement, collectively, the “Loan Documents”); capitalized terms not otherwise expressly defined herein shall have the meanings ascribed thereto in the Credit Agreement; and

B. The Guarantors have, by their respective Guaranty Agreements of even date with the Credit Agreement, guaranteed payment and performance of certain obligations of the Borrower under the Loan Documents; and

C. The Borrower and the Bank desire to amend and modify certain provisions of the Credit Agreement and of the other Loan Documents as set forth in this Agreement and the Guarantors are aware of and consent to such modifications.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements contained herein and of the sum of Ten Dollars ($10.00) paid each to the other the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1. Modifications to the Credit Agreement.

(a) Section 1.01 of the Credit Agreement is hereby amended to (i) delete the definitions of “Applicable Margin”, “Eurocurrency Reserve Percentage”, “Interbank Rate”, “Interbank Rate (Reserve Adjusted)”, “Interest Period”, “LIBOR Loan”, and “LIBOR Rate” and (ii) delete the last sentence in the definition of “Business Day”.

(b) Section 1.01 of the Credit Agreement is hereby amended to modify the following definitions to read as follows:

“Applicable Rate” means a fixed interest rate of 5.5% per annum.

“CLIN 1 Payments” means CLIN 1 payments under the LMCLS Contract.

“Default Rate” means the rate of interest per annum that shall apply to the Loan upon the occurrence and during the continuance of an Event of Default which shall be four percent (4%) above the Applicable Rate or the highest rate permitted by law, whichever is lower.

“Term Loan Maturity Date” means January 29, 2007.

(c) Article II of the Credit Agreement is hereby amended and modified in its entirety to read as follows:

ARTICLE II

THE TERM LOAN

SECTION 2.01. (A) The Term Loan. The Bank has, pursuant to the Credit Agreement dated as of August 30, 2001, heretofore made a Construction Loan to the Borrower which has converted into a Term Loan evidenced by Borrower’s Term Loan Note dated January 1, 2002, payable to the Bank in the original principal amount of $20,000,000.00. The MDC Contract has heretofore been terminated in accordance with its terms. CLIN 1 Payments due upon termination of the MDC Contract were paid to the Bank in the amount of $17,478,000.00 (the “MDC Termination Payment”). The Bank has, with the knowledge, consent and agreement of the Borrower and the Guarantors, and at their request:

(i)	applied the sum of $8,518.61 from the MDC Termination Payment to payment of accrued interest due as of the date hereof under the Term Loan Note and the sum of $9,891,900.00 to payment of outstanding principal due under the Term Loan Note; and

(ii)	applied the sum of $1,265,000.00 from the MDC Termination Payment to payment of sums due from Borrower under and pursuant to the Hedge Agreement upon termination thereof by Borrower concurrently with the execution of this Agreement; upon termination of the Hedge Agreement, all references to the defined term “Hedge Agreement” in the Credit Agreement shall have no further effect; and

(iii)	applied the sum of $5,150.00 from the MDC Termination Payment to payment of fees to Morrison & Mills, P.A., Bank’s counsel, and Bank’s costs in connection with this Agreement; and

(iv)	paid the $6,307,431.39 balance of the MDC Termination Payment to the Borrower.

(B) Principal Amount of the Term Loan. The outstanding principal balance of the Term Loan due under the Term Loan Note on the date hereof, after the payments described in (i) above, is $6,100,000.00.

(C) Interest. Interest shall accrue on the outstanding principal balance of the Term Loan from the date of this Agreement at the Applicable Rate provided, however, that after the Term Loan Maturity Date, and after the occurrence of an Event of Default, interest shall accrue at the Default Rate. Interest shall be paid to the Bank on the outstanding principal balance of the Term Loan on each Interest Payment Date provided that all outstanding principal plus accrued interest on the Term Loan shall be due and payable on the Term Loan Maturity Date. Interest shall, in every case, be calculated on an assumed year of 360 days for the actual number of days elapsed.

(D) Evidence of Term Loan. The Term Loan shall be evidenced by a 2004 Term Loan Renewal Note of Borrower, executed by Borrower and delivered to the Bank in the form attached hereto as Exhibit “E”.

(E) Term Loan Payments. (i) Borrower shall repay the Term Loan under the 2004 Term Loan Renewal Note in consecutive quarterly installments of principal and interest in the amount of $555,076.04, commencing April 29, 2004, and continuing on the 29th day of each January, April, July and October of each year thereafter until the Term Loan Maturity Date upon which date all unpaid principal plus accrued but unpaid interest thereon shall be due and payable by the Borrower.

(ii) All payments received by the Bank shall be applied first to payment of costs, fees and expenses to which the Bank is entitled under the Loan Documents, then to accrued but unpaid interest and then to reduction of principal.

(F) Right of Prepayment of the Term Loan. Borrower shall have the right to prepay the Term Loan, in whole or in part without penalty provided, however, that Borrower shall pay accrued interest to the date of such prepayment. Prepayments shall be made to Bank in immediately available funds and shall be applied to the last of the installment(s) to mature, and any such prepayment shall not affect or vary the obligation of Borrower to pay any installment when due. The Borrower shall not have the right to re-borrow amounts that have been prepaid it being expressly acknowledged by Borrower that there is no revolving feature to the Term Loan.

SECTION 2.02. Manner of Payment of the Term Loan. All amounts payable by the Borrower to Bank in connection with the 2004 Term Loan Renewal Note shall be paid in lawful money of the United States of America in collected funds at the principal office of Bank in Birmingham, Alabama (or such other office of the Bank as it may designate from time to time), not later than 1:00 p.m., Eastern Time) on the day the payment is due. Payments received after 1:00 p.m., Eastern Time shall be deemed received on the next Business Day. If any payment or prepayment falls due on a day that is not a Business Day, then such due date shall be extended to the first succeeding Business Day.

SECTION 2.03. Non Usury. Notwithstanding any other provision of this Agreement, the 2004 Term Loan Renewal Note or of any instrument securing the 2004 Term Loan Renewal Note or any other instrument executed in connection with the Loan evidenced thereby, it is expressly agreed that amounts payable under the 2004 Term Loan Renewal Note or under the other aforesaid instruments for the payment of interest or any other payment in the nature of or which would be considered as interest or other charge for the use or loan of money shall not exceed the highest rate allowed by law, from time to time, and in the event the provisions of this Agreement, the 2004 Term Loan Renewal Note or of such other instruments referred to above in this paragraph with respect to the payment of interest or other charge for the use or loan of money shall result in payments of interest exceeding such limitation, then the excess over such limitation shall not be payable and the amount otherwise agreed to have been paid shall be reduced by the excess so that such limitation will not be exceeded, and if any payment actually made shall result in such limitation being exceeded, the amount of the excess shall constitute and be treated as a repayment of principal and shall operate to reduce such principal by the amount of such excess, or if any such payment is in excess of the principal indebtedness, such excess shall be refunded.

(d) Exhibit “E” of the Credit Agreement is hereby amended to substitute therefor the form of 2004 Term Loan Renewal Note attached hereto as “Exhibit “E”.

SECTION 2. Modification of Loan Documents. The Loan Documents are each hereby modified and amended to the fullest extent necessary to be consistent with the foregoing amendments to the Credit Agreement.

SECTION 3. Closing of the 2004 Term Loan Renewal Note. The closing (the “Renewal Note Closing”) of the 2004 Term Loan Renewal Note shall be the date of execution and delivery to the Bank of the 2004 Term Loan Renewal Note.

(a)	At the Renewal Note Dosing, the Borrower shall deliver to the Bank the following:

(i)	the 2004 Term Loan Renewal Note in original executed form;

(ii)	a signed counterpart of a closing statement (the “Closing Statement”) in the form attached as Exhibit 3(a) hereto;

(iii)	a certified copy of the resolutions adopted by Borrower’s board of directors authorizing the execution, delivery and performance of this Agreement and each of the documents contemplated hereby; and

(iv)	certified copies of resolutions adopted by the board of directors of each of the Guarantors authorizing the execution, delivery and performance of this Agreement.

(b)	At the Renewal Note Closing, the Bank shall deliver to the Borrower a signed counterpart of the Closing Statement.

SECTION 4. Novation. Except as provided in this Agreement the obligations evidenced by the Loan Documents are unaffected, unchanged and unimpaired. By entering into this Agreement, the parties have no intention whatsoever to extinguish or discharge the indebtedness evidenced by the Notes or to otherwise change, release or discharge any obligations created and undertaken under the Loan Documents.

SECTION 5. Miscellaneous. This Agreement contains the final, complete, and exclusive expression of the understanding between the parties regarding the subject matter hereof. Except as expressly modified by this Agreement, the terms and conditions set forth in the Credit Agreement shall remain in full force and effect. A waiver or modification of any provisions of this Agreement is valid only if the waiver or modification is in writing signed by each party. The failure or delay by the Bank to exercise any right, power or privilege under this Agreement will not operate as a waiver of any such right, power or privilege. The titles and headings preceding the text of the sections of this Agreement have been inserted solely for convenience of reference and do not affect this Agreement’s meaning or effect. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

SECTION 6. Consent of Guarantors. The Guarantors each hereby acknowledge and consent to the modifications to the Loan Documents made by this Agreement and agree that their respective Guaranty Agreements, their respective Stock Pledge and Security Agreements relating thereto, and all Mortgages and other Loan Documents executed by either of them in connection with the Loan by the Bank to the Borrower, all remain in full force and effect unchanged and continue to apply to the guaranteed obligations of Borrower as expressly modified by this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

SOUTHTRUST BANK		ASTROTECH FLORIDA HOLDINGS, INC.

By:	/s/ Illegible	By:	/s/ Illegible

	Name: Illegible		Name: Illegible
	Title: Vice President		Title: Chief Financial Officer, Secretary and Treasurer

SPACEHAB INCORPORATED		ASTROTECH SPACE OPERATIONS, INC.

By:	/s/ Illegible	By:	/s/ Illegible

	Name: Illegible		Name: Illegible
	Title: Senior Vice President Chief Financial Officer		Title: Chief Financial Officer Secretary and Treasurer